Exhibit 99.1

For Immediate Release

Promotora y Operadora de Infraestructura, S.A.B de C.V. files Form 15F to deregister in the United States under the Securities Exchange Act of 1934

Mexico City, June 29, 2012 /PRNewswire/ — Promotora y Operadora de Infraestructura, S.A.B de C.V. (“Pinfra” or the “Company”) (BMV: PINFRA) today announced that it intends to file a Form 15F with the United States Securities and Exchange Commission (the “Commission”) in order to terminate the registration of all classes of its registered securities under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). Pinfra expects that this termination of registration will become effective 90 days after its filing with the Commission. As a result of this filing, Pinfra’s reporting obligations with the Commission, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will be suspended immediately.

Pinfra reserves the right, for any reason, to delay this filing or to withdraw it prior to its effectiveness, and to otherwise change its plans in this regard.

About Pinfra

Pinfra is one of the largest owners and operations of transportation infrastructure concessions in Mexico. Pinfra is mainly focused on its transportation infrastructure concession business consisting of toll roads, a container port terminal and bridges. Pinfra also operates an asphalt mix and related products business as well as a construction management business.

Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements”. All statements in this press release, other than those relating to historical information or current condition, are forward-looking statements. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that Pinfra will be able to fulfill the criteria required for terminating registration of its securities under applicable U.S. law. If these or other risks and uncertainties materialize, or if the assumptions underlying any of these statements prove incorrect, Pinfra’s future actions may be materially different from those expressed or implied by such statements. Pinfra can offer no assurance that its expectations will be met. Pinfra undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.